Exhibit 4.2

TRANSUNION HOLDING COMPANY, INC.

9.625%/10.375% SENIOR PIK TOGGLE NOTES DUE 2018, SERIES B

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE &CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE &CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE &CO., HAS AN INTEREST HEREIN.

CUSIP [    ]

ISIN [    ]

GLOBAL NOTE

representing up to

$

9.625%/10.375% SENIOR PIK TOGGLE NOTES DUE 2018, SERIES B

No. B-	$

TRANSUNION HOLDING COMPANY, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of                                  Million United States Dollars on June 15, 2018.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:                     , 2012.

TRANSUNION HOLDING COMPANY, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Authorized Signatory

TRANSUNION HOLDING COMPANY, INC.

9.625%/10.375% SENIOR PIK TOGGLE NOTES DUE 2018, SERIES B

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. TransUnion Holding Company, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this 9.625%/10.375% Senior PIK Toggle Note due 2018, Series B, from March 21, 2012 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. Interest will be payable as follows: (a) Cash Interest (as defined below) on the Notes will accrue at a rate of 9.625% per annum and (b) any PIK Interest (as defined below) (including Partial PIK Interest (as defined below)) on the Notes will accrue at a rate per annum equal to 10.375% per annum and be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date (as defined below), by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (as defined below) (rounded up to the nearest whole dollar) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. In the event that the Issuer is entitled to and elects to pay Partial PIK Interest for any Interest Period, each Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on June 15, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

The Issuer will pay interest and Additional Interest, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be September 15, 2012. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on the Notes and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of Cash

Interest and Additional Interest, if any, may be made by check delivered to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to principal of and Cash Interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Except as provided in the immediately succeeding sentence and the definition of “Applicable Amount,” interest on the Notes shall be payable entirely in cash (such interest, “Cash Interest”) on the then outstanding principal amount of the Notes. For any Interest Period (as defined below) after the initial Interest Period and other than the Interest Period ending at stated maturity, if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period shall:

(i) equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 75% of the then outstanding principal amount of the Notes in cash;

(ii) equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 50% of the then outstanding principal amount of the Notes in cash;

(iii) equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 25% of the then outstanding principal amount of the Notes in cash; or

(iv) be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on the Notes entirely by increasing the principal amount of the then outstanding Notes or by issuing PIK Notes.

The insufficiency or lack of funds available to the Issuer to pay Cash Interest as required by the immediately preceding paragraph shall not permit the Issuer to pay PIK Interest (including Partial PIK Interest) in respect of any Interest Period and the sole right of the Issuer to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph. The payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes is herein referred to as (i) “PIK Interest” to the extent all interest due on an Interest Payment Date is so paid and (ii) “Partial PIK Interest” to the extent that only a portion of the interest due on an Interest Payment Date is so paid.

Notwithstanding the foregoing, if the Issuer or any of its Restricted Subsidiaries makes an Equity Restricted Payment on any date (other than a Determination Date), then interest on the Notes in respect of the Interest Period corresponding to the Determination Date immediately following the date of such Equity Restricted Payment shall be paid entirely in cash.

As used herein,

(i) “Applicable Amount” shall be the amount equal to the sum (without duplication) of (1)(a) the maximum amount of all dividends and distributions which, as of the applicable Determination Date, would be permitted to be paid in cash to the Issuer (in a manner that does not restrict the use of such cash for paying Cash Interest, including dividends and distributions the distribution of which are conditioned upon such being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to the Issuer solely for the purpose of paying taxes attributable to the Issuer’s consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions (provided such restrictions are otherwise permitted by Section 4.08 of the Indenture) including, without limitation, any restrictions and limitations in the Senior Credit Facilities, the Existing Notes or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness, (collectively “Restricted Cash”)) by all direct and indirect Restricted Subsidiaries of the Issuer after giving effect to all corporate shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distribution that are otherwise permitted by Section 4.08 of the Indenture (including, without limitation, any restrictions and limitations in the Senior Credit Facilities, the Existing Notes or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness) and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions, less (b) $20.0 million and (2) (a) all cash and Cash Equivalents on hand at the Issuer as of such Determination Date (other than any cash and Cash Equivalents on hand at the Issuer that constitute Restricted Cash) less (b) $2.0 million; provided that the amount pursuant to this clause (2) of this definition of “Applicable Amount” shall not be less than $0.

To the extent that interest on the Notes with respect to an Interest Period will not be paid entirely in cash, the Applicable Amount shall be calculated by the Issuer and shall be set forth in an Officer’s Certificate delivered to the Trustee prior to the first day of the relevant Interest Period in which it is to be applied, which Officer’s Certificate shall set forth in reasonable detail the Issuer’s determination of each component of this definition and in the case of clause 2(i)(1)(a) hereof identifying in reasonable detail the applicable restrictions and the maximum amount of funds that may be paid after giving effect to such restriction. To the extent the Issuer is required pursuant to the second sub-paragraph of this paragraph 2 of this Note entitled “Method of Payment” and the definition of “Applicable Amount” to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Issuer shall and shall cause each of its Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distributions.

(ii) “Determination Date” shall mean, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of such Interest Period; and

(iii) “Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include September 14, 2012 (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

In the event that the Issuer shall determine to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Issuer shall deliver a notice (a “PIK Notice”) to the Trustee following the Determination Date but prior to the first day of the relevant Interest Period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest or Partial PIK Interest, as the case may be. The Trustee, on behalf of the Issuer, shall promptly deliver a corresponding notice provided by the Issuer to the Holders. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK

Notice is not delivered in accordance with the first sentence of this sub-paragraph of this paragraph 2 of this Note entitled “Method of Payment” must be paid entirely in cash. In addition, notwithstanding anything to the contrary, if the Issuer or any of its Restricted Subsidiaries makes an Equity Restricted Payment during the period commencing on the Determination Date with respect to a particular Interest Period and prior to delivering a PIK Notice to the Trustee in respect of such Interest Period, interest on the Notes in respect of such Interest Period shall be paid entirely in cash. Interest for the first Interest Period commencing on the Issue Date and for the last Interest Period ending at stated maturity shall be payable entirely in cash.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes pursuant to Section 3.07, 3.10 or 3.11 of the Indenture or in connection with any repurchase of Notes pursuant to Section 4.10 or 4.14 of the Indenture shall be made solely in cash.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of the Issuer’s Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture, dated as of March 21, 2012 (the “Indenture”), between the Issuer and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as the 9.625%/10.375% Senior PIK Toggle Notes Due 2018, Series B. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture and PIK Notes pursuant to Section 2.01 of the Indenture. The Notes (including any Exchange Notes issued in exchange therefor and any PIK Notes) are, collectively, referred to herein as the “Notes” and any Additional Notes shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as described below under clauses 5(b) and 5(c) hereof, the Notes will not be redeemable at the Issuer’s option before June 15, 2014.

(b) At any time prior to June 15, 2014, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice delivered to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c) Until June 15, 2014, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 109.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of an Initial Public Offering to the extent such net cash proceeds are received by or contributed to the Issuer; provided, that at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of such Initial Public Offering.

(d) On and after June 15, 2014, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2014	104.8125%
2015 and thereafter	100.000%

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory AHYDO Redemption.

(a) The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes except pursuant to Section 3.11 of the Indenture. If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date, the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount. The redemption price for the portion of each Note redeemed pursuant to any Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any Mandatory Principal Redemption with respect to any Notes that remain outstanding on such AHYDO Redemption Date. The Issuer will provide notice of any redemption pursuant to this clause 6(a), in the manner prescribed for notice under Section 3.07 of the Indenture, not less than ten (10) days prior to such redemption; provided that notwithstanding anything to the contrary in the Indenture, any redemption pursuant to this clause 6(a) shall not otherwise be subject to the provisions of Sections 3.01 through 3.06 of the Indenture.

7. Notice of Redemption. Subject to Section 3.03 of the Indenture and other than in connection with redemptions pursuant to Section 3.10 or 3.11 or the Indenture, notice of redemption will be delivered at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1.00 in excess thereof (or, if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes), unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

8. Offers to Repurchase.

(a) Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1.00 in excess thereof (or, if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes)) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b) If the Issuer or any of its Restricted Subsidiaries consummates an Asset Sale, within 10 Business Days of each date that Excess Proceeds exceed $20.0 million, the Issuer shall commence an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes (including any Additional Notes) and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1.00 in excess thereof (or, if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, Additional Interest, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, Additional Interest, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer and any Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. Governing Law. The laws of the State of New York shall govern and be used to construe the Indenture, the Notes and any Subsidiary Guarantees.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

c/o TransUnion Holding Company, Inc.

555 West Adams Street

Chicago, IL 60661

Fax No.: (312) 466-7706

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:  ________________________________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint  _______________________________________________________________________________________

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10            [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $                     . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal	Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian